 EX‑34.2

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Report of Independent Registered Public Accounting Firm

Regulation AB Item 1122 Servicing Platform

Audit ∙ Tax ∙ Advisory

Grant Thornton LLP

1201 Walnut Street Suite 2200

Kansas City, MO 64106-2176

T 816.412.2400

F 816.412.2404

www.GrantThornton.com

Board of Directors

National Cooperative Bank, N.A.

We have examined management’s assertion, included in the accompanying Management’s Assertion on Compliance with Applicable Servicing Criteria (“Management’s Report”), that National Cooperative Bank, N.A. (“NCB”, the “Bank”, or the “Company”) complied with the criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB for the servicing of asset-backed securities transactions conducted by the Bank (the “Platform”) as of and for the year ended December 31, 2016 (the “Reporting Period”), excluding criteria 1122(d)(1)(iii), 1122(d)(3)(i-iv), 1122(d)(4)(ii) and 1122(d)(4)(xv), which the Bank determined are not applicable to the activities it performs with respect to the Platform. The Platform consists of the asset-backed transactions and securities for which the Company acted as servicer and as defined by management in Management’s Report. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

As described in Management’s Report, the Company engaged various vendors to perform servicing activities with respect to criteria 1122(d)(4)(xi). The Company determined that each vendor is not considered a “servicer,” as that term is defined in Item 1101(j) of Regulation AB, and therefore, the Company is assuming responsibility for compliance with such servicing criteria applicable to each vendor’s servicing activities. In accordance with Regulation AB and its related interpretations, the requirement for management to assess compliance with the servicing criteria applicable to a vendor’s activities is satisfied if the Company has instituted policies and procedures to monitor whether such vendor’s activities comply in all material respects with such criteria. Compliance with the applicable servicing criteria is achieved if those policies and procedures are designed to provide reasonable assurance that such vendor’s activities comply with such criteria and those policies and procedures are operating effectively for the period covered by Management’s Report. Our examination does not provide a legal determination of whether a vendor is or is not considered a servicer, and therefore, on whether the Company, in its Management Report, is eligible to elect to take responsibility for assessing compliance with the servicing criteria applicable to each vendor’s servicing activities.

In our opinion, management’s assertion that the Bank complied with the aforementioned servicing criteria as of and for the year ended December 31, 2016, for the Platform is fairly stated, in all material respects.

/s/ Grant Thornton LLP

Kansas City, Missouri

February 1, 2017